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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 25, 2005, relating to the financial statements and financial highlights which appears in the March 31, 2005 Annual Report to Shareholders of Nicholas-Applegate Institutional Funds (the "Funds"), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", and "Transfer and Dividend Disbursing Agent, Legal Counsel and Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP


Los Angeles, California
May 31, 2005